EXHIBIT 10.7

ASSUMPTION AGREEMENT
between
SUNSHINE STATE INSURANCE COMPANY
and
UNITED PROPERTY & CASUALTY INSURANCE COMPANY

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (hereinafter referred to as the "Assumption Agreement" or the "Agreement") is made and entered into this 18th day of May, 2010 (the "Effective Date"), by and between SUNSHINE STATE INSURANCE COMPANY, a Florida domiciled insurance company (hereinafter referred to as the "Company") and UNlTED PROPERTY & CASUALTY INSURANCE COMPANY, a Florida domiciled insurance company (hereinafter referred to as the "Assuming Insurer"). Company and Assuming Insurer shall sometimes be referred to individually as "Party" and collectively as "Parties."

WHEREAS, the Company is the issuer of certain insurance Policies, and

WHEREAS, the Company will cede its risks under the Policies to the Assuming Insurer on an assumption basis; and

WHEREAS, following the Assumption Effective Date hereof, the Company will cede 100% of the Policies to and such Policies will be assumed by Assuming Insurer pursuant to the terms of this Assumption Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and in reliance upon the representations, warranties, conditions and covenants contained herein, and intending to be legally bound hereby, the Company and the Assuming Insurer hereby agree as follows:

ARTICLE I

DEFINITION OF TERMS

It is intended that capitalized terms should have the following meanings when used in this Assumption Agreement:

1.1     Actual Earned and Collected Premiums shall have the meaning set forth in Section 2.5( d).

1.2     Actual UPR Transfer Amount shall have the meaning set forth in Section 2.S(b)(ili).

1.3     Alternative Accountants shall have the meaning set forth in Section 2. 5 (b)(iv).

1.4     Assumed Policy or Policies shall mean each and all Policies that have been assumed by the Assuming Insurer pursuant to the terms of this Assumption Agreement between the Assuming Insurer and the Company.

1.5     Assumption Agreement shall have the meaning set forth in the preamble.

1.6     Assumption Certificate shall mean the certificate, a form of which is set forth in Schedule 1.5, to be issued by the Assuming Insurer to the Policyholder of any Assumed Policy under the provisions of this Assumption Agreement.

1.7     Assumption Effective Date shall mean the date upon which any of the Policies arc to be assumed by the Assuming Insurer under the provisions of this Assumption Agreement, which shall be July 1, 2010 or a later date as provided for in Section 6.1.

1.8     Business shall mean the homeowners and flood lines of property and casualty insurance coverage risks located in the State of South Carolina and only in respect to policies bearing the designation by the Insurance Services Office of HO-2, HO-3, HO-5 and HO-6.

1.9     Ceding Commission shall mean an amount equal to twenty-one percent (21%) of the Unearned Premium Reserves or Estimated Earned and Collected Premiums, as applicable.

1.10     Effective Date shall have the meaning set forth in the preamble.

1.11    Estimated Earned and Collected Premiums shall have the meaning set forth in Section 2.S(c).

1.12    Extra-contractual Liabilities shall mean any claim or liability under, in connection with or with respect to the Policies for bad faith, punitive, exemplary or other extra-contractual damages that are based upon, relate to or arise out of any act, error or omission of a Party, or any of such Party's officers, directors, agents or employees, whether intentional or otherwise.

1.13    Initial UPR Transfer Amount shall have the meaning set forth in Section 2.S(b)(ii).

1.14    Loss shall mean, for purposes of Section 5.2, all costs and expenses (including interest, penalties, reasonable attorneys" accountants' and actuaries' fees, and any other costs and expenses incident to any suit, action or proceeding), damages, charges, deficiencies, liabilities, obligations, claims and judgments sustained or incurred by, or asserted against, a Party entitled to indemnity hereunder.

1.15    Losses shall mean, for purposes of Sections 1.21, 1.22 and 2.5, regardless of whether occurring prior to or after the Assumption Effective Date, an event or occurrence resulting in liabilities and obligations to make payments to Policyholders, beneficiaries and/or other third party claimants under the Policies (including, without limitation, liabilities or assessments arising from the Company's participation, if any, in any voluntary or involuntary pools, guaranty funds, or other types of government-sponsored or government-organized insurance funds) and all loss adjustment expenses and defense costs, including, without limitation, (i) all expenses reinsured or incurred by or on behalf of the Company related to the investigation, appraisal, adjustment, litigation, defense or appeal of claims under or covered by the Policies and/or coverage actions under or covered by the Policies, eli) all liabilities for consequential, exemplary, punitive or similar extra contractual damages, or for statutory or regulatory fines or penalties, or for any loss in excess of the limits arising under or covered by any Policy, and (iii) court costs accrued prior to final judgment, prejudgment interest or delayed damages and interest accrued after final judgment.

1.16    Non-Renewed Assumed Policies shall have the meaning set forth in Section 3.1(b).

1.17    Novation shall mean the substitution of the Assuming Insurer for the Company under an Assumed Policy with the result that the Assuming Insurer becomes directly liable to the Policyholder as of the Assumption Effective Date and the Company's liability to the Policyholder under such Assumed Policy is extinguished except for any claim made for a Pre-Assumption Loss. Likewise, all rights to an Assumed Policy pass to the Assuming Insurer to include but not be limited to the right to renewal of such Assumed Policy.

1.18    Party or Parties shall have the meaning set forth in the preamble.

1.19    Policyholder shall mean any individual or entity who is the owner of a Policy or who has the right to terminate or lapse the Policy, effect changes of beneficiary, coverage limits, add or terminate persons covered under such Policy or direct any other policy changes in such Policy.

1.20    Policy or Policies shall mean each or all of those insurance policies issued by the Company, along with any renewal rights thereto, that are (a) identified by policy number and policyholder name on the Policy Schedule referred to in Schedule 1.20 attached hereto and incorporated herein, as may be revised from time to time by mutual agreement of the Parties and (b) in force and effect as of the Assumption Effective Date.

1.21    Post-Assumption Loss shall mean actual or alleged Losses occurred under any Assumed Policy on or after the Assumption Effective Date.

1.22    Pre-Assumption Loss shall mean actual or alleged Losses occurred under any Assumed Policy prior to the Assumption Effective Date regardless of when a claim is made on said Losses.

1.23    Premium(s) shall mean all gross written premium(s), considerations, deposits, premium adjustments, fees and similar amounts related to the Policies, less cancellation and return premiums.

1.24    Premium Adjustment shall have the meaning set forth ill Section 2.5(d)(iii).

1.25    Required Assumption Approvals shall mean the approvals of, or pre-closing notice filings with, any insurance regulatory authorities that may be required in connection with and necessary to give effect to the assumption of any of the Policies by the Assuming Insurer on an assumption basis, including, but not limited to, the approvals listed on Schedule 1.25.

1.26    Transition Period shall mean the period beginning with the Assumption Effective Date and ending one year later.

1.27    True Up Report shall have the meaning set forth in Section 2.5(d)(i).

1.28    Unearned Acquisition Costs shall mean an amount equal to the actual out-of- pocket expenses incurred by the Company for amounts paid or payable by, or on behalf of, the Company to persons who are not affiliates of the Company to acquire the Policies associated with the Unearned Premium Reserve, including all commissions and brokerage payments and any adjustments thereto.

1.29    Unearned Premium Reserves shall mean the gross liability as of the Assumption Effective Date for the amount of Premium corresponding to the unexpired portion of the Policies, whether or not such Premium has been collected, less the corresponding Unearned Acquisition Costs, in each case calculated using a daily pro rata method.

ARTICLE II

BASIS OF POLICY ASSUMPTION

2.1    Policy Assumption.

(a)    As of the Assumption Effective Date and subject to receipt of all Required Assumption Approvals, the Company hereby cedes to the Assuming Insurer and the Assuming Insurer hereby assumes all of the contractual rights, obligations, liabilities and risks of the Company under or with respect to each Policy except as relates to any Pre-Assumption Loss. The Parties intend to accomplish as soon as practicable transfers of the Company's contractual rights, obligations, liabilities and risks with respect to such Policies, with the result that the Assuming Insurer, as transferee, in all respects and conditions including but not limited to the right to renewal of such Policies, shall succeed the Company as the insurer under the terms and provisions of each of such Policies and to transfer to the Assuming Insurer, as administrator, full and complete responsibility for servicing and administering such Policies in accordance with the terms and conditions of this Assumption Agreement and the Policies.

(b)    The Assuming Insurer shall be fully responsible for all claims associated with any Post-Assumption Loss. The Company shall retain all responsibility for defending and adjusting any claim associated with any Pre-Assumption Loss. The Parties agree to provide the other with all reasonably requested information and assistance necessary to defend and adjust any such claim.

2.2    Conditions Precedent to Assumption: Assumption Approvals. Consummation of the assumption contemplated by this Assumption Agreement with respect to any Policy and the Company's obligations to consummate the transactions contemplated by this Agreement shall be subject to and contingent upon the fulfillment on or prior to the Assumption Effective Date of the following conditions:

(a)     Receipt by the Assuming Insurer of all Required Assumption Approvals with respect to each Policy.

(b)    The Assuming Insurer shall have delivered a certificate, executed on behalf of the Assuming Insurer by its Secretary, dated as of the Assumption Effective Date, certifying that the Assuming Insurer has received all Required Assumption Approvals with respect to each Policy and attaching evidence of such Required Assumption Approvals to such certificate.

(c)    The Assuming Insurer shall have delivered a certificate, executed on behalf of the Assuming Insurer by its Chief Executive Officer or its Chief Financial Officer, that the covenants and agreements contained in this Agreement to be performed or complied with by the Assuming Insurer on or before the Assumption Effective Date, including, but not limited to, those set forth in Sections 3.3 and 4.3 shall have been performed or complied with by the Assuming Insurer.

(d)    The Company shall have delivered a certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, that the covenants and agreements contained in this Agreement to be performed and complied with by the Company on or before the Assumption Effective Date, including, but not limited to, those set forth in Section 4.4 shall have been performed or complied with by the Company.

2.3    Exclusivity. As of the Effective Date, the Company shall not (a) negotiate or consummate a sale of the Company until after the Assumption Effective Date, or any extension thereof pursuant to the terms of this Assumption Agreement, or (b) negotiate or consummate an assumption of the Policies with a third party until after the Assumption Effective Date, or any extension thereof pursuant to the terms of this Assumption Agreement.

2.4    Effect of Assumption.

(a)    The assumption effected by this Assumption Agreement shall create a Novation under all of the Assumed Policies in accordance with each of the terms and conditions thereof, and subject to all rights, privileges, defenses, offsets, cross-actions and counterclaims to which the Company would have been entitled had it continued to act as the insurer thereunder. It is expressly understood and agreed by the Parties to this Assumption Agreement that no such rights, privileges, defenses, offsets, cross-actions or counterclaims are waived by the execution of this Assumption Agreement or the consummation of the transactions contemplated herein, and that the Assuming Insurer shall be fully subrogated to all such rights, privileges, defenses, offsets, cross-actions and counterclaims except as relates to any Pre-Assumption Loss in which case the Company retains any and all rights, privileges, defenses, offsets, cross-action and counterclaims which may exist as relates to said Pre-Assumption Loss. Subsequent to the assumption effected by this Assumption Agreement, the Parties shall provide each other with all reasonably requested information and assistance to administer all aspects of the Assumed Policies as contemplated by Section 3.

(b)    On the Assumption Effective Date, the Assuming Insurer shall be the successor of the Company with respect to the Assumed Policies, and such Assumed Policies shall be the direct obligation of the Assuming Insurer, and the Company shall have no further liability thereunder to the Assuming Insurer, the Policyholders or to any third party. The Policyholders and any persons insured under the Assumed Policies shall thereafter disregard the Company as the insurer on any of the Assumed Policies. Beginning on the Assumption Effective Date, the Assuming Insurer shall have the right of renewal on each of the Assumed Policies. This Section 2.4(b) is not intended to relieve the Company of its obligations related to any Pre-Assumption Loss as described in this Assumption Agreement.

(c)    On and after the Assumption Effective Date, the Policyholders and the insureds or beneficiaries under any Assumed Policy shall have the right to file claims for benefits under any Assumed Policy solely and directly with the Assuming Insurer. Any such claim made for a Pre-Assumption Loss shall be directed to the Company, or its designated claims adjustor, immediately. but in no event more than 5 business days after receipt by the Assuming Insurer of such claim, and further provided that any such claim made for a Post-Assumption Loss shall be the sole responsibility of the Assuming Insurer.

2.5    Consideration.

(a)     As consideration for the transfer to the Assuming Insurer of the rights and obligations with respect to each Policy as provided in this Agreement, the Assuming Insurer shall pay the Company an aggregate amount up to $1,000,000 according to the following schedule:

(i) As of the Assumption Effective Date, Assuming Insurer shall promptly initiate a non-refundable, non-creditable wire transfer of immediately available funds equal to $300,000 to be delivered to the account of the Company, account details of which are as set forth on Schedule 2.5.

(ii) Commencing on September 15, 2010 (or on October 15, 2010 if the Assumption Effective Date is extended pursuant to Section 6.1) and on the 15th day of each subsequent calendar month until August 31, 2011 (or until September 30, 2011 if the Assumption Effective Date is extended pursuant to Section 6.1), subject to the Company's fulfillment of its obligations under this Agreement, the Assuming Insurer shall pay to the Company monthly payments equal to the percentage of Policies renewed during the month which is two months prior to the payment date multiplied by $58,333, for an aggregate total of up to $700,000, such that the Assuming Insurer's payment on September 15th shall be based upon renewals in the month of July, the payment on October 15th shall be based upon renewals in the month of August and so on. Such monthly payments shall be delivered to the account of the Company, account details of which are set forth on Schedule 2.5, and, as applicable, be gross or net of the Ceding Commission amounts, and as set forth in Sections 2.5(b)(ii) and/or 2.5( d)(iii), as applicable.

(b)    Unearned Premium Transfer.

(i) As full premium for the Policies ceded under Section 2.1, the Company shall transfer to the Assuming Insurer one hundred percent (100%) of the Unearned Premium Reserves held by the Company relating to such ceded business.

(ii) Subject to Assuming Insurer's fulfillment of its obligations under this Agreement, including, but not limited to, those set forth in Sections 2.2 and 4, on the Assumption Effective Date, the Company shall deposit by wire transfer of immediately available funds into the account of the Assuming Insurer, account details of which are as set forth on Schedule 2.5, equal to the amount identified in Schedule 2.5(b)(ii), representing an estimate of the Unearned Premium Reserves for the Policies as of the Effective Date, with such estimate to be updated accordingly by the Company prior to the Assumption Effective Date (the "Initial UPR Transfer Amount") and net of the applicable Ceding Commission owed by the Assuming Insurer.

(c) Earned Premium Transfer. Further to Section 3.1 (b) and for the duration of the time during the Transition Period that the Company provides such services contemplated in Section 3 .1 (b), the Company shall notify the Assuming Insurer on the 5th business day of every calendar month following the Assumption Effective Date of an estimate of all premiums earned and collected by the Company ("Estimated Earned and Collected Premiums") during the previous calendar month. The Company shall further deposit by 'wire transfer of immediately available funds into the account of the Assuming Insurer, as set forth in Schedule 2.5, all Estimated Earned and Collected Premium amounts on the 15th of such calendar month, net of the Ceding Commission owed by the Assuming Insurer on such Estimated Earned and Collected Premium amounts, and subject to adjustment pursuant to Section 2.5(d).

(d)    Premium True Up.

(i) Within thirty (30) days following the 5th business day of every calendar month following the Assumption Effective Date for the duration of the Transition Period, the Company may recalculate the amounts specified in Section 2.5(b)(ii) and Section 2.5(c) considering the monthly post-Assumption Effective Date information available to the Parties (such calculations resulting in the calculation of the "Actual UPR Transfer Amount" for the purposes of Section 2.5(b)(ii) and the "Actual Earned and Collected Premiums" for the purposes of Section 2.5(c); the Actual UPR Transfer Amount and the Actual Earned and Collected Premiums, together, the "Actual Premium Amounts") and, if the Actual Premium Amounts are different from the Initial UPR Transfer Amount (as may be subsequently adjusted on a monthly basis pursuant to this Section 2.5(d)(i» and/or Estimated Earned and Collected Premiums, as applicable, the Company shall notify the Assuming Insurer of its computation of the Actual Premium Amounts, together with its work papers used to compute' the same (the "True Up Report"). Failure of the Company to deliver the True Up Report within the time period specified herein shall be deemed confirmation by the Company of the Initial UPR Transfer Amount (as may be subsequently adjusted on a monthly basis pursuant to this Section 2.5(d)(i) and the Estimated Earned and Collected Premiums as, respectively, the Actual UPR Transfer Amount and the Actual Earned and Collected Premiums.

(ii) Within ten (10) days following the Assuming Insurer's receipt of the True Up Report, the Parties shall confer in good faith with regard to the Actual Premium Amounts and, if necessary, an appropriate adjus1ment shall be made to the amounts due or payable pursuant to this Section 2.5(d) as agreed upon by the Parties. If the Parties are unable to agree on the Actual Premium Amounts within twenty (20) days of the Assuming Reinsurer's receipt of the True Up Report, "Alternative Accountants," whose decision on the matter shall be binding on the Parties, shall be designated by agreement between the Company and the Assuming Insurer. If the Parties fail to agree on the selection of the Alternative Accountants, the Alternative Accountants shall be selected by mutual agreement of each of the Company's and the Assuming Insurer's outside independent auditors. The selection of Alternative Accountants, whether by the Parties or outside auditors, shall take place within ten (10) days of the decision to select such Alternative Accountants. The Alternative Accountants shall conduct such analysis as they deem appropriate, during a period not to exceed thirty (30) days after they are selected, to determine the amounts which they conclude should have been reflected in the True Up Report and shall issue their decision (which shall be rendered in writing and shall specify the reasons for the decision) within fifteen (15) days after the conclusion of their analysis. The Alternative Accountants' decision shall include a determination of the Actual Premium Amounts, the amounts which they have determined should be used for the True Up Report and a determination of the Premium Adjustment (as that term is defined in Section 2.5(d)(iii)) due to the Assuming Insurer or the Company, as the case may be. Each Party shall make available to the other Party and the Alternative Accountants such work papers as may be reasonably necessary to calculate the Actual Premium Amounts and Premium Adjustment under this Section 2.5(d)(ii). No Party shall have any ex parte discussions or communications, directly or indirectly, with the Alternative Accountants regarding the subject matter of a dispute arising under this Section 2.5(d)(ii), unless the Party seeking such discussions or communications first obtains the other Party's written consent to such ex parte contact with the Alternative Accountants. For the avoidance of doubt, in the event of any dispute with respect to the Actual Premium Amounts and/or True Up Report, such dispute shall be governed by this Section 2.5(d)(ii) and the procedures set forth herein, and not by the provisions of Section 8.8.

(iii) On the fifth (5th) business day following the deemed acceptance of, the mutual written agreement of the Company and the Assuming Insurer to, or the determination by the Alternative Accountants of, the Actual Premium Amounts, if the premium required under Section 2.5(b)(i) or Section 2.5(c), as applicable, using such Actual Premium Amounts exceeds the Initial UPR Transfer Amount (as may be subsequently adjusted on a monthly basis pursuant to this Section 2.5(d)(i)) and/or Estimated Earned and Collected Premiums, as applicable, the Company shall deposit funds into the Assuming Insurer's account equal to the difference, and if the premium so calculated is less than the Initial UPR Transfer Amount (as may be subsequently adjusted on a monthly basis pursuant to this Section 2.5(d)) and/or Estimated Earned and Collected Premiums, as applicable, the Company shall be paid such difference by the Assuming Insurer, in either case any such amounts shall be deposited by wire transfer of immediately available funds using the applicable account information set forth in Schedule 2.5 (the amount so transferred being herein called the "Premium Adjustment") net or gross, as applicable, of any Ceding Commission owed on such Premium Adjustment amount

(e)    The Assuming Insurer shall further pay the Ceding Commission to the Company on the Assumption Effective Date. The Assuming Insurer shall deposit by wire transfer of immediately available funds into the account of the Company, as set forth on Schedule 2.5, the Ceding Commission based on the Initial UPR Transfer Amount set forth in Schedule 2.5(b)(ii). In the event there is any Premium Adjustment amount as per Section 2.5(d)(ii), the Assuming Insurer or the Company, as the case may be, shall pay to the other Party any amounts that may become owed to the other Party due to such Premium Adjustment (either a further Ceding Commission or a reimbursement of previously paid Ceding Commission), by wire transfer of immediately available funds into such account at the same time such Premium Adjustment is paid.

2.6     Offset Rights. Each Party shall have, and may exercise at any time and from time to time, the right to offset any balance or balances due to the other Party arising under this Agreement, and regardless of whether on account of Premiums or Losses related to or arising under the Policies or any other amount related to or arising under the Agreement or otherwise; provided, however, that in the event of the insolvency of a Party, offsets shall only be allowed in accordance with the provisions of the law of the State of Florida. Any offset taken by a Party shall not be considered a waiver of any future right that Party may have to receive any balance due from the other Party.

ARTICLE III

UNDERTAKINGS OF ASSUMING lNSURER

3.1    Policy Administration.

(a)    Other than as provided under this Section 3.1, on and after the Assumption Effective Date, the Assuming Insurer shall assume all responsibility for servicing and administration of the Assumed Policies, including without limitation, the payment of all allowable claims for benefits under the Assumed Policies, except for claims made on a Pre-Assumption Loss in accordance with Sections 2.1(b) and 2.4(c), in accordance with the contractual terms and provisions of the Assumed Policies and the investigation, adjustment, appraisal, defense or settlement thereof, at the Assuming Insurer's sole cost and expense; billing and collection of premiums under the Assumed Policies; preparation of policy changes, endorsements, and such other administrative services as the Assuming Insurer, in its sole discretion, deems necessary, appropriate, or lawful in connection with the Assumed Policies, as though such Assumed Policies were originally issued as direct insurance obligations of the Assuming Insurer. The Company shall provide the Assuming Insurer with all reasonably requested information and assistance to enable the Assuming Insurer to administer all aspects of the Assumed Policies.

(b)    Notwithstanding Section 3.1 (a) and in recognition of the logistical and technical difficulties of transferring to the Assuming Insurer the servicing and administration aspects of the Assumed Policies that have not been renewed with the Assuming Insurer (''Non-Renewed Assumed Policies"), the Company shall continue during the Transition Period to service and administer the Non-Renewed Assumed Policies; provided, however, the Assuming Insurer shall use continuing commercially reasonable efforts to fully service and administer, in accordance with the Assuming Insurer's obligations under Section 3.1 (a), all such Non-Renewed Assumed Policies at the earliest commercially practicable date prior to the end of the Transition Period.

3.2    Premium Payments: Negotiation of Checks. Upon and after the Assumption Effective Date, all premium payments under the Assumed Policies shall be the sole property of the Assuming Insurer. The Assuming Insurer shall be authorized to endorse for payment all checks, drafts. and money orders payable to the Company with respect to premiums due and payable after the Assumption Effective Date on the Assumed Policies. As of the Assumption Effective Date, the Company hereby assigns all of its rights and privileges, to the extent permitted by law, to draft or debit the accounts of any Policyholders for premiums due and payable under the Assumed Policies after the Assumption Effective Date pursuant to existing pre-authorized bank draft or electronic fund transfer arrangements between the Company and such Policyholders.

3.3    Assumption Certificates. As of the Assumption Effective Date and subject to the receipt of all Required Assumption Approvals, the Assuming Insurer shall issue to each of the Policyholders of the Assumed Policies an Assumption Certificate, and provide satisfactory evidence thereof to the Company. The Assumption Certificate shall be effective on the Assumption Effective Date, and shall be mailed to each Policyholder's last known address of record furnished to the Assuming Insurer by the Company.

3.4    Assessments and Liabilities. The Assuming Insurer shall be and shall remain liable for payment of (i) state guaranty fund assessments and (ii) obligations and liabilities of any kind in respect of residual markets or joint underwriting associations, based upon or attributable to premiums earned under the Assumed Policies on and after the Assumption Effective Date.

3.5    Forwarding Checks and Correspondence. On and after the Assumption Effective Date, and other than those notices, claims and correspondence handled by the Company pursuant to its obligations under Section 3.1(b) and those relating to a Pre-Assumption Loss, all notices, claims and correspondence received by the Company pertaining to the Assumed Policies, including applications for reinstatements of lapsed policies, will be forwarded promptly by the Company to the Assuming Insurer. Furthermore, in addition to the Company's obligation under Section 2.5(d), all checks, drafts or money orders held or received by the Company for premiums due under the Assumed Policies shall be properly endorsed to the Assuming Insurer and forwarded promptly to the Assuming Insurer by the Company.

ARTICLE IV

REPRESENTATIONS; WARRANTIES AND COVENANTS

4.1    Representations and Warranties of Company. The Company represents and warrants that as of the Effective Date:

(a)    The Company is duly organized and validly existing under the laws of its state of incorporation.

(b)    The Company bas full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

(c)    The Company has taken all action required by law and all other necessary corporate actions to authorize the execution and delivery of this Agreement and this Agreement is a valid and binding agreement of the Company enforceable in accordance with its terms.

4.2    Representations and Warranties of Assuming Insurer. The Assuming Insurer represents and warrants that as of the Effective Date:

(a)    The Assuming Insurer is duly organized and validly existing under the laws of its state of incorporation.

(b)    The Assuming Insurer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

(c)    The Assuming Insurer has taken all action required by law and all other necessary corporate actions to authorize the execution and delivery of this Agreement and this Agreement is a valid and binding agreement of the Assuming Insurer enforceable in accordance with its terms.

4.3    Covenants of Assuming Insurer.

(a)    The Assuming Insurer shall be solely responsible for and shall use commercially reasonable efforts to obtain all Required Assumption Approvals by the Assumption Effective Date at Assuming Insurer's sole cost and expense.

(b)    The Assuming Insurer shall use continuing commercially reasonable efforts to fully service and administer, in accordance with the Assuming Insurer's obligations under Section 3.1 (a), all Non-Renewed Assumed Policies at the earliest commercially practicable date prior to the end of the Transition Period.

(c)    The Assuming Insurer shall ensure that as of the Assumption Effective Date the Assuming Insurer is in compliance with all statutes, laws, regulations, rules, judgments, orders and decrees of all governmental entities applicable to it that relate to its business and has maintained all permits that are required in order to permit it to carry on its business as it is presently conducted.

(d)    The Assuming Insurer shall further be responsible for sending ail notices to Policyholders as may be required as a condition of obtaining any Required Assumption Approval. The Parties agree to equally share the cost of sending this notice to Policyholders.

(e)    The Assuming Insurer shall take all other actions necessary for it to fulfill its obligations under this Agreement by the Assumption Effective Date.

4.4    Covenants of the Company.

(a)    The Company shall ensure that as of the Assumption Effective Date the Company is in compliance with all statutes, laws, regulations, rules, judgments, orders and decrees of all governmental entities applicable to it that relate to its business and has maintained all permits that are required in order to permit it to carry on its business as it is presently conducted.

(b)    The Company shall take all other actions necessary for it to fulfill its obligations under this Agreement by the Assumption Effective Date.

ARTICLE V

INDEMNIFICATION

5.1    Claims Identification. As set forth in Section 2.1 (b), all claims under the Assumed Policies for a Post-Assumption Loss shall be the responsibility of the Assuming Insurer and all claims under the Assumed Policies for a Pre-Assumption Loss shall be the responsibility of the Company, and each Party shall indemnify and hold the other Party harmless from and against all such respective Post-Assumption Loss and Pre-Assumption Loss claims, including the indemnified Party's costs in connection therewith, as specified in Section 5.2.

5.2    Indemnification. From and after the Assumption Effective Date, each Party shall reimburse the other for, and shall indemnify and hold the other Party harmless and defend the such other Party from and against any and all Loss sustained or incurred by, or asserted against, such other Party (a) with respect to the payment of amounts due under or in connection with a Pre-Assumption Loss or Post-Assumption Loss, as applicable; (b) which arise out of (i) any breach or non-fulfillment by a Party of, or any failure by a Party to perform, any of the covenants, terms or conditions of or any of its duties or obligations under this Agreement; or, (ii) any action or inaction of a Party under or with respect to any of the Assumed Policies (including, without limitation, any Extra-contractual Liabilities that such Party has incurred or may incur in connection with such Assumed Policies); or (c) with respect to any enforcement of this indemnity.

ARTICLE VI

TERMINATION

6.1    Termination. Each Party shall each have the right to terminate this Assumption Agreement if the other Party is unable to fu1:fill those obligations required to be fulfilled by such other Party as of the Assumption Effective Date under this Agreement, including but not limited to the assumption of the Policies by the Assuming Insurer on the Assumption Effective Date. In the event a Party, despite using commercially reasonable efforts, cannot meet the conditions precedent set forth under Section 2.2 of this Assumption Agreement for reasons solely outside the control of such Party, that Party may seek, and the other Party shall grant, a one-time extension of the Assumption Effective Date to August 1,2010.

6.2    Penalty for Failure to Consummate Assumption Without Good Cause. The Parties agree that it is not possible to quantify the cost to each Party of a failure to consummate the transaction provided under this Assumption Agreement. Therefore, if a Party to this Agreement cannot, despite using commercially reasonable efforts, meet the such Party's obligations under Section 2.2 of this Agreement for reasons solely outside of the control of such Party, then such Party shall pay to the other Party by wire transfer of immediately available funds equal to $50,000 in liquidated damages to be delivered to the account of the said other Party, as set forth in Schedule 2.5.

ARTICLE VII

PROHIBITION ON COMPETITION AND SOLICITATION

7.1    Non-Competition. The Company agrees that the Assuming Insurer would not receive the benefit of its bargain under this Assumption Agreement if the Company were to engage in the Business of the Assuming Insurer following the Assumption Effective Date. Therefore, neither the Company nor any affiliate thereof shall carry on or be engaged in the Business for a period of three years from the Assumption Effective Date.

7.2    Non-Solicitation. The Company agrees that the Assuming Insurer would not receive the benefit of its bargain under this Assumption Agreement if the Company were to solicit for hire any employee of the Assuming Insurer whose primary employment function concerns the Business, including former employees of the Company employed by the Assuming Insurer as part of the transaction contemplated herein. Therefore, neither the Company nor any affiliate shall solicit, directly or indirectly, any employee of the Assuming Insurer whose primary employment function concerns the Business to leave the employ of the Assuming Insurer, including but not limited to Mr. Darold Palme if hired by the Assuming Insurer in relation to this transaction, for a period of three years from the Assumption Effective Date. This section 7.2 shall not prohibit the Company or its affiliates from employing any such person who contacts the Company or any affiliate thereof on his or her own initiative in response to a general advertisement.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1    Notices. All notices, requests, consents, approvals and statements given in connection with this Agreement shall be in writing and, if properly addressed to the recipient, shall be deemed given if (a) delivered personally to the recipient; (b) sent by electronic mail or electronic facsimile transmission; C c) sent by registered or certified mail, postage prepaid and return receipt requested, or Cd) delivered by a reputable overnight courier service. Notices shall be deemed to be properly addressed to a Party if addressed to its address, facsimile number or electronic mail address, as applicable, set forth below, or to such other address or facsimile number as the addressee previously may have specified by written notice to the other Party given in the manner specified in this Section 8.1. Notices shall be deemed received (a) when delivered personally to the recipient; (b) when sent by electronic mail or electronic facsimile transmission if sent during business hours on a business day in the place of receipt and otherwise at the opening of business on the next business day in the place of receipt; (c) five (5) business days after they are mailed if sent by registered or certified mail; or (d) one (1) business day after they are put in possession of the courier if sent by reputable overnight courier service.

If to the Company:

Sunshine State Insurance Company
475 West Town Place, Suite 210
St. Augustine, FL 32092
Tel: 904-285-1879
Fax: 904-285-1012
Attn: John Rogan, President and Chief Executive Officer

If to the Assuming Insurer:
United Property & Casualty Insurance Company
360 Central Avenue, Suite 900
St. Petersburg, FL 33701
Tel: 727-895-7737
Fax: 727-895-8623
Attn: Donald J. Cronin

8.2    Entire Agreement. This Agreement, together with the Renewals Rights Agreement, constitutes the sole and entire agreement between the Parties hereto with respect to the subject matter hereof, and supersede all prior discussions and agreements between the Parties with respect to the subject matter hereof, which are merged with and into this Agreement.

8.3    Assignment. This Agreement shall not be assigned by either of the Parties hereto without the prior written approval of the other Party.

8.4    Confidentiality. Each of the Parties shall maintain the confidentiality of the existence of this Assumption Agreement, all information related to the Policies and all other information denominated as confidential by the other Party provided to it in connection with this Agreement and shall not disclose such information to any third parties without prior written consent of the other Party, except as may be required by regulatory authorities, or pursuant to legal process. Neither Party shall make any public announcement of this transaction prior to the Assumption Effective Date without the prior written consent of the other Party, except as required by law, in which case the disclosing Party will notify the other Party as promptly as practicable and shall consider in good faith any comments of the other Party on the proposed disclosure.

8.5    Waivers and Amendments. Any term or condition of this Assumption Reinsurance Agreement may be waived at any time by the Party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such Party. A waiver on one occasion will not be deemed to be a waiver of the same or any other term or condition on a future occasion. This Agreement may be modified or amended only by a writing duly executed by an executive officer of the Company and the Assuming Insurer, respectively.

8.6    Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the Parties and their successors and permitted assigns and, to the extent expressly set forth in this Agreement, those Policyholders, insureds and beneficiaries who are insured under Assumed Policies.

8.7    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflicts of law doctrine.

8.8    Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be resolved as follows:

(a)    the Executive Officers of both Parties shall meet to attempt to resolve such dispute.

(b)    If the Executive Officers cannot resolve such dispute within thirty (30) (twenty (20) days in the event of non-payment) days after either Party requests such a meeting in writing, then upon written notice by either Party to the other Party, such dispute, controversy or claim shall be finally resolved by binding arbitration conducted in Florida under the Commercial Arbitration Rules of the American Arbitration Association by three (3) arbitrators. Each Party shall be entitled to appoint one (1) arbitrator. The Parties shall appoint their respective arbitrators within thirty (30) days after submission for arbitration. The two (2) arbitrators so appointed shall agree on the appointment of the third (3rd) arbitrator from the list of arbitrators maintained by the American Arbitration Association. If the Parties' appointed arbitrators shall fail to agree, within thirty (30) days from the date both Parties' arbitrators have been appointed, on the identity of the third (3rd) arbitrator, then such arbitrator shall be appointed by the appropriate administrative body of the American Arbitration Association.

(c)    Within ten (10) days of appointment of the full arbitration panel, the Parties shall exchange their final proposed positions with respect to the matters to be arbitrated, which shall approximate as closely as possible the closest positions of the Parties previously taken in the negotiations. Within thirty (30) days of appointment of the arbitration panel, each Party shall submit to the arbitrators a copy of the proposed position which it previously delivered to the other Party, together with a brief or other written memorandum supporting the merits of its proposed position. The arbitration panel shall promptly convene a hearing, at which time each Party shall have one (1) hour to argue in support of its proposed position. The Parties will not call any witnesses in support of their arguments.

(d)    The arbitration panel shall select either Party's proposed position on the issue as the binding final decision to be embodied as an agreement between the Parties. In making their selection, the arbitrators shall not modify the terms or conditions of either Party's proposed position; nor will the arbitrators combine provisions from both proposed positions. In the event the arbitrators seek the guidance of the law of any jurisdiction, the law of the State of Florida shall govern.

(e)    The arbitrators shall make their decision known to the Parties as promptly as possible by delivering written notice of their decision to both Parties. Such written notice need not justify their decision. The Parties will execute any and all papers necessary to obligate the Parties to the position selected by the arbitration Panel within five (5) days of receipt of notice of such selection. The decision of the arbitrators shall be final and binding on the Parties, and specific performance may be ordered by any court of competent jurisdiction.

(f)    The Parties will bear their own costs in preparing for the arbitration. The costs of the arbitrators will be equally divided between the Parties.

(g)    Notwithstanding anything to the contrary in this Section 8.8, if either Party in its sole judgment believes that any such breach of this Agreement could cause it irreparable harm, such Party (i) will be entitled to seek equitable relief in order to avoid such irreparable harm, and (ii) will not be required to follow the procedures set forth in Section 8.8(a)-(f) with respect to seeking such relief.

8.9    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which shall constitute one and the same instrument.

8.10    Headings. The headings in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.

8.11    Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, which shall be replaced with an enforceable provision closest in intent and economic effect as the severed provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any Party.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

SUNSHINE STATE INSURANCE COMPANY

By:	/s/ John Rogan
Name:	John Rogan
Title:	President and Chief Executive Officer

UNITED PROPERTY & CASUALTY INSURANCE COMPANY

By:	/s/ Donald J. Cronin
Name:	Donal J. Cronin
Title:	President and Chief Executive Officer

SCHEDULE 1.5

UNITED PROPERTY & CASUALTY INSURANCE CG:MPANY
360 Central Avenue, Suite 900
St. Petersburg, FL 33701

Policy No.
John Doe
123 Main Street
City, State, Zip

[FORM OF] CERTIFICATE OF ASSUMPTION

This is to certify that pursuant to the terms of an Assumption Agreement, United Property & Casualty Insurance Company, a Florida domiciled insurance company, with its home office at 360 Central Avenue, Suite 900, St Petersburg, Florida 33701, has assumed all of the contractual liabilities of Sunshine State Insurance Company, a Florida domiciled insurance company, under this Policy on the same terms and conditions as set forth in this Policy except as relates to losses occurring prior to the date of assumption of this Policy and subject to any available defenses and offsets, and subject to the terms and conditions set forth in the Assumption Agreement and this Assumption Certificate, which will become a part of the Policy.

As relates to losses occurring prior to the date of assumption of this Policy, claims are to be submitted to United Property & Casualty Insurance Company, however, any such claim will be forwarded to Sunshine State Insurance Company which shall continue to be contractually liable under the Policy to adjust any such claim. From and after the date hereof, you should submit all premiums under this Policy, and all claims under this Policy, whenever incurred as described above, to the following address:

UNITED PROPERTY & CASUALTY INSURANCE COMPANY
360 Central Avenue, Suite 900
St. Petersburg, FL 33701
Tel: 727-895-7737
Fax: 727-895-8623

IN WITNESS WHEREOF, United Property & Casualty Insurance Company has caused this Certificate to be executed at its administrative office in St. Petersburg, Florida, by its President as of the 18th day of May, 2010, its effective date.

/s/ Melvin A. Russell	/s/ Donald J. Cronin
Melvin A. Russel, Secretary	Donald J. Cronin

[SCHEDULE 1.20]

[POLICIES]

SCHEDULE 1.25

REQUIRED ASSUMPTION APPROVALS

1. Licensure of Assuming Insurer to do business in the State of South Carolina by the Department of Insurance of the State of South Carolina

2. Approval by the Department of Insurance of the State of South Carolina of the transactions contemplated in the Agreement.

3. Approval by the Office of Insurance Regulation of the State of Florida of the transactions contemplated in the Agreement.

4. Approval by the Department of Insurance of the State of South Carolina of the Assumption Certificate to be issued by the Assuming Insurer to the Policyholders of any Assumed Policy.

SCHEDULE 2.5

BANK ACCOUNT INFORMATION

1. Company Wire Information

Sunshine State Insurance Company
Bank of America
ABA 026009593
Beneficiary Account Number 003441273118

2. Assuming Insurer Wire Information

[INSERT]

SCHEDULE 2.5(b )(ii)

INITIAL UPR TRANSFER AMOUNT*

[INSERT]

*To be updated by the Company per Section 2.5(b)(ii)